(h)(4)
APPENDIX A
TO
ADMINISTRATIVE AGENCY AGREEMENT
Dated as of October 27, 2008
The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of December 11, 2006:
Quaker Strategic Growth Fund
Quaker Capital Opportunities Fund
Quaker Biotech Pharma-Healthcare Fund
Quaker Global Tactical Allocation Fund
Quaker Small-Cap Growth Tactical Allocation Fund
Quaker Mid-Cap Value Fund
Quaker Small-Cap Value Fund
QUAKER INVESTMENT TRUST

By:	/s/ Justin Brundage
Name:	Justin Brundage
Title:	Secretary
Date:	October 27, 2008